Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to reference of our firm under the caption “Experts” in the Registration Statement on Form S-8 pertaining to the McDonald’s Excess Benefit and Defined Bonus Plan and to the incorporation by  reference therein of our reports dated February 25, 2011, with respect to the consolidated financial statements of McDonald’s Corporation and the effectiveness of internal control over financial reporting of McDonald’s Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Chicago, Illinois
October 14, 2011